UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 16, 2019 (May 15, 2019)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas		76065

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (972) 775-9801

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $2.50 per share	EBF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01.ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed, effective July 31, 2019, Ennis, Inc. (the “Company”) entered into Amended and Restated Employment Agreements with each of Michael Magill, as Executive Vice President and Secretary, Ronald Graham, as Vice President of Administration, and Richard Travis, as Vice President of Finance, Chief Financial Officer and Treasurer (the “Employment Agreements”).

On May 15, 2019 the Company entered into Amendment No. 1 to each of the Employment Agreements (the “Amendments”).  Under the Amendments, each employee must terminate his employment for “Good Reason” (rather than for any reason) to receive a severance payment in connection with a “Change of Control” of the Company, and the definition of Good Reason is modified.  The Amendments also eliminate the requirement that the Company “gross up” the employee for incremental taxes that would be payable by the employee in connection with a Change of Control.  If amounts payable to the employee under the Employment Agreement would result in tax consequences under Section 280G of the Internal Revenue Code, then such payments will either be reduced or paid in full depending on which approach produces the better tax result for the employee.

Except as set forth in the Amendments, each of the Employment Agreements remains in full force and effect.

The foregoing summary of the Amendments is not complete and is qualified in its entirety by the Amendments, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3 and incorporated by reference herein.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b)

On May 15, 2019, Michael Magill resigned his position as a member of the Board of Directors of the Company (the “Board”).  Mr. Magill’s resignation from the Board was not because of any disagreement with the Company or the Board.

(d)

On May 15, 2019, the Board elected Gary Mozina to fill the seat formerly occupied by Mr. Magill.  Mr. Mozina will serve as a director with a term of office expiring at the Company’s 2020 annual meeting of stockholders.

Mr. Mozina, is the current Chief Executive Officer of Stevenson Holdings, Inc., a holding company which also does digital printing and mailing under the d/b/a Superior Copies, and which is located in Chicago, Illinois.  Previously, Mr. Mozina served as the Chief Executive Officer of Integrated Print and Graphics (“IPG”) until March 16, 2019, when the assets of IPG were acquired by the Company.  He held a variety of positions during his 48-year tenure with IPG and was instrumental in developing IPG’s business prior to its acquisition by the Company.  Mr. Mozina has an extensive background in manufacturing and sales and has also been responsible for the design and construction of multiple facilities used for manufacturing and warehousing.  Since 2003, through his service at IPG, Mr. Mozina has overseen acquisitions of 16 sales and manufacturing organizations.  The Board believes that Mr. Mozina, with over four decades of experience in the print industry, has the knowledge and experience that will make him a valuable member of the Board.

Mr. Mozina will be eligible to participate in the Company’s standard compensation arrangements for non-employee directors, consisting of an annual cash retainer, meeting fees, stock options and restricted stock, as described in the Company’s proxy statement filed with the Securities and Exchange Commission.

As previously disclosed, on March 16, 2019, the Company acquired the assets of IPG, which was wholly owned by Mr. Mozina.  In connection with the purchase of IPG, the Company entered into a sourcing agreement with the Stevens Group LLC (“Stevens Group”), a distributorship located in Chicago, Illinois that is 70% owned by Mr. Mozina and his family Stevenson Holdings, Inc.  The sourcing agreement has a four-year term and requires the Stevens Group to make minimum purchases of products from the Company of approximately $2.0 million per year.  The Company also leases certain facilities from Stevenson Road LLC, a real estate company that is 100% owned by Mr. Mozina and his family.  The lease has an initial term of three years and provides for rent of approximately $31 thousand per month.

(e)

The disclosures set forth in Item 1.01 are incorporated by reference into this Item 5.02(e).

ITEM 9.01.FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to the Amended and Restated Employment Agreement between the Company and Michael Magill, effective May 15, 2019.

10.2	Amendment No. 1 to the Amended and Restated Employment Agreement between the Company and Ronald Graham, effective May 15, 2019.

10.3	Amendment No. 1 to the Amended and Restated Employment Agreement between the Company and Richard Travis, effective May 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

Date: May 16, 2019	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr
Chief Financial Officer